UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

DUKE ENERGY CORPORATION

 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

DUKE ENERGY INDIANA, INC.

 (Exact Name of Registrant as Specified in its Charter)

Indiana	1-3543	35-0594457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Main Street, Plainfield, Indiana 46168

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01.  Other Events.

On June 27, 2011, Duke Energy Indiana (the “Company”) filed testimony with the Indiana Utility Regulatory Commission (“IURC”) in connection with its seventh semi-annual IGCC Rider request which included an update on the current cost forecast of the Edwardsport IGCC project.  In April 2010, the Company estimated the costs at $2.72 billion, plus Allowance for Funds Used During Construction (“AFUDC”) of $164 million, for a total project cost of $2.88 billion.  Based on current data and project reports, the updated forecast excluding AFUDC has increased from $2.72 billion to $2.82 billion, not including any contingency for unexpected start-up events.  Notwithstanding this revised forecast, the Company is not increasing its previous cost estimate of $2.72 billion because the Company believes it may be able to mitigate these incremental costs and keep the project within the most recent cost estimate.

The increased project cost forecast of approximately $102 million consists primarily of labor productivity trends.  The Company is also forecasting a potential additional $30 million for start-up event risk.

AFUDC financing costs are estimated to increase $114 million.  AFUDC increases are resulting from the delay in Construction Work in Progress (CWIP) rider proceedings that have not been processed and approved to date.  In an earlier IURC filing, the Company proposed a hard cap on the construction costs of the IGCC project of approximately $2.72 billion; however, this hard cap commitment does not include increases associated with AFUDC financing costs.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: June 27, 2011	By:	/s/ Marc E. Manly
	Name:	Marc E. Manly
	Title:	Group Executive, Chief Legal Officer and Corporate Secretary

DUKE ENERGY INDIANA, INC.

Date: June 27, 2011	By:	/s/ Marc E. Manly
	Name:	Marc E. Manly
	Title:	Group Executive and Chief Legal Officer